Exhibit (g)(9)

Form of

Amendment No.     to Custody Agreement

This Amendment No.      dated                    , 2009 (“Effective Date”) to Custody Agreement (the “Agreement”), dated November 13, 2007, between Financial Investors Trust, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon, a New York corporation (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             As of the Effective Date, Schedule II of the Agreement is deleted in its entirety and replaced with a new Schedule II attached hereto.

2.             Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST	THE BANK OF NEW YORK MELLON

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE II

SERIES

ALPS/Red Rocks Listed Private Equity Fund

(formerly, the Listed Private Equity Fund)

Clough China Fund

ALPS/GNI Long-Short Fund

Vulcan Value Partners Small Cap Value Fund

Vulcan Value Partners Fund